Exhibit 99.1

NEWS

MSC INDUSTRIAL SUPPLY CO. REPORTS FISCAL APRIL 2020 NET SALES

MELVILLE, NY and DAVIDSON, NC, May 12, 2020 - MSC INDUSTRIAL SUPPLY CO. (NYSE: MSM), a premier distributor of Metalworking and Maintenance, Repair and Operations (MRO) products and services to industrial customers throughout North America, today announced preliminary, unaudited fiscal April 2020 month and first two fiscal months net sales results. Total net sales for the fiscal month of April (the second month of the Company’s fiscal third quarter) were $235.5 million, a decrease of 10.5 percent compared to the same period in the prior fiscal year. Combined net sales for the fiscal months of March and April (the first two months of the Company’s fiscal third quarter) were $565.4 million, a decrease of 7.8 percent compared to the same period in the prior fiscal year.

	Fiscal April		Fiscal March and Fiscal April (Combined)
	FY20	FY19	FY20	FY19
	(Dollars in millions)
Sales	$235.5	$263.0	$565.4	$612.9
Sales Days	20	20	45	45
Average Daily Sales (ADS)(1)	$11.8	$13.2	$12.6	$13.6
ADS Percent Change	(10.5%)		(7.8%)

   (1) ADS is calculated using number of business days in the US

As previously announced, the Company experienced an unusually large gap between bookings (or orders) and what was invoiced in fiscal March 2020. This trend continued through fiscal April 2020, with bookings increasing at a double-digit pace over the prior year period due to the continuing surge in large safety and janitorial orders, scarcity of product and longer lead times. Order backlog increased substantially versus the prior year period and is well above $100 million. The Company anticipates many of these bookings to invoice in fiscal May and the fourth quarter of fiscal 2020. During fiscal April, the Company’s non-safety and janitorial product lines saw a significant decline versus the prior year due to the impact of prolonged customer shutdowns and world-wide efforts to control COVID-19. Lastly, the Company has seen solid gross margins through fiscal March and fiscal April on strong realization of its mid-year price increase, as well as initial results from the supplier initiatives announced earlier in the fiscal year.

The Company intends to continue reporting monthly sales trends until the heightened uncertainty caused by COVID-19 diminishes.

Media Contact:	Investor Contact:
Paul Mason	John G. Chironna
MSC Industrial Supply Co.	MSC Industrial Supply Co.
(704) 987-5313	(704) 987-5231
paul.mason@mscdirect.com	chironnj@mscdirect.com

About MSC Industrial Supply Co. MSC Industrial Supply Co. (NYSE:MSM) is a leading North American distributor of metalworking and maintenance, repair and operations (MRO) products and services. We help our customers drive greater productivity, profitability and growth with more than 1.7 million products, inventory management and other supply chain solutions, and deep expertise from over 75 years of working with customers across industries. Our experienced team of over 6,500 associates is dedicated to working side by side with our customers to help drive results for their businesses - from keeping operations running efficiently today to continuously rethinking, retooling, and optimizing for a more productive tomorrow. For more information on MSC, please visit mscdirect.com.

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MSC INDUSTRIAL SUPPLY CO. REPORTS FISCAL APRIL 2020 NET SALES

Note Regarding Forward-Looking Statements:

Statements in this Press Release may constitute "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, that address activities, events or developments that we expect, believe or anticipate will or may occur in the future, including statements about the impact of COVID-19 on our business operations, results of operations and financial condition, expected future results, expected benefits from our investment and strategic plans and other initiatives, and expected future margins, are forward- looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The inclusion of any statement in this release does not constitute an admission by MSC or any other person that the events or circumstances described in such statement are material. Factors that could cause actual results to differ materially from those in forward-looking statements include the following, many of which are and will be amplified by the COVID-19 pandemic: the effects of the COVID-19 pandemic on our business operations, results of operations and financial condition; general economic conditions in the markets in which we operate; changing customer and product mixes; competition, including the adoption by competitors of aggressive pricing strategies and sales methods; industry consolidation and other changes in the industrial distribution sector; retention of key personnel; volatility in commodity and energy prices; the outcome of government or regulatory proceedings or future litigation; credit risk of our customers; risk of customer cancellation or rescheduling of orders; work stoppages or other business interruptions (including those due to extreme weather conditions) at transportation centers, shipping ports, our headquarters or our customer fulfillment centers; disruptions or breaches of our information systems, or violations of data privacy laws; retention of qualified sales and customer service personnel and metalworking specialists; risk of loss of key suppliers, key brands or supply chain disruptions; changes to trade policies, including the impact from significant restrictions or tariffs; risks associated with opening or expanding our customer fulfillment centers; litigation risk due to the nature of our business; risks associated with the integration of acquired businesses or other strategic transactions; financial restrictions on outstanding borrowings; interest rate uncertainty due to LIBOR reform; failure to comply with applicable environmental, health and safety laws and regulations; goodwill and intangible assets recorded as a result of our acquisitions could be impaired; risks associated with the volatility of our common stock; and our principal shareholders exercise significant control over us. Additional information concerning these and other risks is described under "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the reports on Forms 10-K and 10-Q that we file with the U.S. Securities and Exchange Commission. We assume no obligation to update any of these forward-looking statements.

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